EX-99.1

Contacts:
Elise Caffrey	Matthew Lloyd
Investor Relations	Media Relations
iRobot Corp.	iRobot Corp.
(781) 430-3003	(781) 430-3720
ecaffrey@irobot.com	mlloyd@irobot.com

iRobot Reports Second-Quarter Financial Results
Home Robot Revenue Grew in All Three Regions; Up 15 percent in the Second Quarter Over Last Year

BEDFORD, Mass., July 22, 2014 - iRobot Corp. (NASDAQ: IRBT), a leader in delivering robotic technology-based solutions, today announced its financial results for the second quarter ended June 28, 2014.

“I am pleased to report a successful second quarter, with results that met our expectations,” said Colin Angle, chairman and chief executive officer of iRobot. “Our Home Robot business continues to deliver strong growth on an ever-increasing base in all three geographic regions while our Defense & Security business built a substantial order backlog for delivery in the second half of 2014.

“Additionally, based on increased confidence in Home Robots, we are raising the low end of our full-year revenue expectations for our Home Robot business to $505 million from $500 million. Further, strong backlog growth during the quarter in Defense & Security, coupled with several expected near-term orders, and the overall growth of high probability pipeline has significantly improved visibility for 2014. The increased visibility has clarified that certain order deliveries are being requested by the customers for early 2015, resulting in a decrease of the 2014 revenue expectation for Defense & Security by $5 million to $45 million.

“For the company, we now expect revenue of $555 to $565 million, driven by Home Robot growth of 18-20 percent; EPS of between $1.10 and $1.20 and Adjusted EBITDA of $74 to $78 million, or roughly 14 percent of revenue.”

Financial Results

•
Revenue for the second quarter of 2014 was $139.8 million, compared with $130.4 million for the same quarter one year ago. Revenue for the first half of 2014 was $254.0 million, compared with $236.6 million last year.

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Net income in the second quarter of 2014 was $8.5 million, compared with $8.3 million in the second quarter of 2013. For the first half of 2014, net income was $13.8 million, compared with $16.6 million a year ago.

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Quarterly earnings per share were $0.28 for the second quarter of 2014, compared with $0.28 in the second quarter last year. First-half earnings per share were $0.46, compared with $0.57 in 2013. Q2 EPS and first-half 2014 EPS were ahead of our expectations due to a $0.07 benefit resulting from the release of a valuation allowance relating to certain tax attributes associated with our acquisition of Evolution Robotics. EPS in Q2 and first-half 2013 included a $0.07 one-time tax benefit associated with the prior period sale of government robots to the U.S. military, which were used outside of the United States.

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Adjusted EBITDA for the second quarter of 2014 was $16.2 million, compared with $17.0 million in the second quarter of 2013. For the first half, Adjusted EBITDA was $30.4 million, compared with $32.3 million a year ago.

Business Highlights

•	International revenue growth of 19 percent, coupled with domestic growth of 7 percent, fueled a 15 percent year-over-year increase in Home Robot revenue.

•	Defense & Security backlog totaling $21 million at the end of Q2 2014 gives us confidence in delivering our full-year Defense & Security expectations.

•	Remote Presence business began shipping our Ava 500 Video Collaboration Robot to customers.

Financial Expectations

Management provides the following expectations with respect to the third quarter ending September 27, 2014 and fiscal year ending December 27, 2014.

Q3 2014:
Revenue	$133 - $136 million
Earnings Per Share	$0.32 - $0.35
Adjusted EBITDA	$21 - $23 million

Fiscal Year 2014:	Current	Prior
Revenue	$555 - $565 million	$560 - $570 million
Earnings Per Share	$1.10 - $1.20	$1.00 - $1.15
Adjusted EBITDA	$74 - $78 million	$74 - $78 million

Full-Year 2014 BU Revenue:
Home Robots	$505 - $515 million	$500 - $515 million
Defense & Security Robots	$45 million	$50 million
Remote Presence	$5 million	$5 million

Second-Quarter Conference Call
iRobot will host a conference call tomorrow at 8:30 a.m. ET to discuss its financial results for the second fiscal quarter 2014, business outlook, and outlook for third-quarter and fiscal year 2014 financial performance. Pertinent details include:

Date:	Wednesday, July 23, 2014
Time:	8:30 a.m. ET
Call-In Number:	847-619-6396
Passcode:	35939092

A live, audio broadcast of the conference call will also be available at http://investor.irobot.com/phoenix.zhtml?c=193096&p=irol-eventDetails&EventId=5041608. An archived version of the broadcast will be available on the same website shortly after the conclusion of the live event. A replay of the telephone conference call will be available through August 1, and can be accessed by dialing 630-652-3042, passcode 35939092#.

About iRobot Corp.
iRobot designs and builds robots that make a difference. The company’s home robots help people find smarter ways to clean, its defense & security robots protect those in harm’s way, and its remote presence robots enable virtual presence from anywhere in the world. iRobot’s consumer and military robots feature proprietary technologies incorporating advanced concepts in navigation, mobility, manipulation and artificial intelligence. For more information about iRobot, please visit www.irobot.com.
For iRobot Investors
Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  This press release contains express or implied forward-looking statements relating to, among other things, iRobot Corp.’s expectations regarding future financial performance, future operating performance and growth, outlook for our businesses, the timing of delivery of orders for our Defense & Security robots, and anticipated revenue, earnings per share and Adjusted EBITDA for fiscal year 2014 and the third quarter ending September 27, 2014.  These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements.  In particular, the risks and uncertainties include, among other things: our ability to operate in an emerging market, the financial strength of our customers and retailers, general economic conditions, market acceptance of our products, our dependence on the U.S. federal government and government contracts, the timing of government contracts and orders, changes in government policies or spending priorities, and competition.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. iRobot Corp. undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.  For additional disclosure regarding these and other risks faced by iRobot Corp., see the disclosure contained in our public filings with the Securities and Exchange Commission.

This press release includes Adjusted EBITDA, which is a non-GAAP financial measure as defined by SEC Regulation G.  We define Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, merger and acquisition expense, net intellectual property litigation expense, restructuring expense, and stock-based compensation expense.  A reconciliation between net income and Adjusted EBITDA is provided in the financial tables at the end of this press release.

iRobot Corporation
Consolidated Statements of Income
(in thousands, except per share amounts)
(unaudited)

	For the three months ended		For the six months ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Revenue	$139,803	$130,362	254,007	236,557
Cost of Revenue	77,682	68,757	140,176	128,425
Gross Margin	62,121	61,605	113,831	108,132
Operating Expense
Research & development	17,245	15,997	34,179	30,405
Selling & marketing	23,535	22,309	38,067	33,006
General & administrative	11,666	15,395	23,930	27,853
Total	52,446	53,701	96,176	91,264
Operating income	9,675	7,904	17,655	16,868
Other income (expense), net	92	(105)	(95)	(201)
Income before income taxes	9,767	7,799	17,560	16,667
Income tax expense (benefit)	1,237	(495)	3,750	18
Net income	$8,530	$8,294	$13,810	$16,649

Net income per common share:
Basic	$0.29	$0.29	$0.47	$0.59
Diluted	$0.28	$0.28	$0.46	$0.57

Shares used in per common share calculations:
Basic	29,533	28,416	29,361	28,173
Diluted	30,129	29,226	30,122	28,972

Stock-based compensation included in above figures:
Cost of revenue	$166	$128	$335	$246
Research & development	828	793	1,559	1,294
Selling & marketing	203	118	541	484
General & administrative	1,950	2,224	3,790	4,168
Total	$3,147	$3,263	$6,225	$6,192

iRobot Corporation
Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	June 28, 2014	December 28, 2013

Assets
Cash and equivalents	$147,718	$165,404
Short term investments	34,986	21,954
Accounts receivable, net	53,880	39,348
Unbilled revenues	862	856
Inventory	50,796	46,107
Deferred tax assets	21,054	20,144
Other current assets	16,701	6,848
Total current assets	325,997	300,661
Property, plant and equipment, net	25,808	23,661
Deferred tax assets	11,192	10,095
Goodwill	48,751	48,751
Intangible assets, net	20,891	22,668
Other assets	10,501	10,501
Total assets	$443,140	$416,337

Liabilities and stockholders' equity
Accounts payable	$48,668	$41,344
Accrued expenses	17,083	14,880
Accrued compensation	10,706	19,606
Deferred revenue and customer advances	3,051	5,085
Total current liabilities	79,508	80,915
Long term liabilities	4,349	4,733
Stockholders' equity	359,283	330,689
Total liabilities and stockholders' equity	$443,140	$416,337

iRobot Corporation
Consolidated Statement of Cash Flows
(unaudited, in thousands)

	For the six months ended
	June 28, 2014	June 29, 2013
Cash flows from operating activities:
Net income	$13,810	$16,649
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	6,320	6,549
(Gain)/Loss on disposal of property and equipment	(10)	281
Goodwill and intangible assets impairment	—	1,988
Stock-based compensation	6,225	6,192
Deferred income taxes, net	464	(913)
Tax benefit of excess stock based compensation deductions	(2,692)	(1,636)
Non-cash director deferred compensation	22	22
Changes in operating assets and liabilities — (use) source
Accounts receivable	(14,532)	(21,691)
Unbilled revenue	(6)	145
Inventory	(5,326)	(4,595)
Other assets	(9,853)	(4,770)
Accounts payable	6,966	11,390
Accrued expenses	2,133	400
Accrued compensation	(8,900)	1,249
Deferred revenue and customer advances	(2,034)	(2,983)
Change in long term liabilities	(384)	(80)
Net cash provided by (used in) operating activities	(7,797)	8,197

Cash flows from investing activities:
Purchase of property and equipment	(5,524)	(2,828)
Change in other assets	—	(2,000)
Purchases of investments	(20,714)	(10,397)
Sales of investments	7,500	3,500
Net cash used in investing activities	(18,738)	(11,725)

Cash flows from financing activities:
Proceeds from stock option exercises	7,651	9,843
Income tax withholding payment associated with restricted stock vesting	(1,494)	(864)
Tax benefit of excess stock based compensation deductions	2,692	1,636
Net cash provided by financing activities	8,849	10,615

Net increase (decrease) in cash and cash equivalents	(17,686)	7,087
Cash and cash equivalents, at beginning of period	165,404	126,770
Cash and cash equivalents, at end of period	$147,718	$133,857

iRobot Corporation
Supplemental Information
(unaudited)

	For the three months ended		For the six months ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013

Revenue: *
Home Robots	$133,235	$115,528	$241,270	$208,227
Domestic	$42,029	$39,178	$83,059	$70,569
International	$91,206	$76,350	$158,211	$137,658

Defense & Security	$5,100	$12,470	$10,702	$23,570
Domestic	$1,338	$11,579	$4,529	$20,713
International	$3,762	$891	$6,173	$2,857

Product	$5,097	$11,502	$10,689	$19,537
Contract	$3	$968	$13	$4,033

Product Life Cycle	$1,873	$3,041	$5,406	$9,121

Gross Margin Percent:
Home Robots	48.8%	51.5%	49.5%	50.0%
Defense & Security	36.7%	47.5%	36.9%	47.5%
Total Company	44.4%	47.3%	44.8%	45.7%

Units shipped:
Home Robots *	565	492	1,030	913
Defense & Security	40	424	78	442

Average gross selling prices for robot units:
Home Robots	$238	$225	$240	$233
Defense & Security *	$80	$20	$67	$24

Defense & Security Funded Product Backlog *	$20,882	$19,972	$20,882	$19,972

Days sales outstanding	36	37	36	37

Days in inventory	60	58	60	58

Headcount	548	517	548	517

* in thousands

iRobot Corporation
Adjusted EBITDA Reconciliation to GAAP
(unaudited, in thousands)

	For the three months ended		For the six months ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013

Net income	$8,530	$8,294	$13,810	$16,649

Interest income, net	(170)	(153)	(315)	(317)
Income tax expense (benefit)	1,237	(495)	3,750	18
Depreciation	2,215	2,221	4,382	4,440
Amortization	963	1,044	1,938	2,109

EBITDA	12,775	10,911	23,565	22,899

Stock-based compensation expense	3,147	3,263	6,225	6,192
Merger and acquisition expense	—	113	—	393
Net intellectual property litigation expense	276	170	645	203
Restructuring expense	—	2,575	—	2,575

Adjusted EBITDA	$16,198	$17,032	$30,435	$32,262

Use of Non-GAAP Financial Measures

In evaluating its business, iRobot considers and uses Adjusted EBITDA as a supplemental measure of its operating performance. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, merger and acquisition expenses, net intellectual property litigation expenses, restructuring expenses and non-cash stock compensation. The Company also presents Adjusted EBITDA because it believes it is frequently used by securities analysts, investors and other interested parties as a measure of financial performance.

The term Adjusted EBITDA is not defined under U.S. generally accepted accounting principles, or U.S. GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. Adjusted EBITDA has limitations as an analytical tool, and when assessing the Company's operating performance, investors should not consider Adjusted EBITDA in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with U.S. GAAP. Among other things, Adjusted EBITDA does not reflect the Company's actual cash expenditures. Other companies may calculate similar measures differently than iRobot, limiting their usefulness as comparative tools. iRobot compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supplementally.

iRobot Corporation
8 Crosby Drive, Bedford, MA 01730-1402 Ù 781.430.3000 Ù Fax 781.430.3001 Ù www.irobot.com